Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Shares of Common Stock sold to selling stockholders in private placement (3)	1,612,903	$0.15	$241,935	$26.67
Shares of Common Stock issued to selling stockholders as per service agreement (4)	92,000	0.15	13,800	1.52
Common Stock Underlying Warrants (5)	800,000	$0.15	120,000	13.22
Total	2,504,903		$375,735	$41.41

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on OTCQB on August 1, 2023.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed aggregate offering price, at a rate of $110.20 per million for covered sales occurring on charge dates on or after April 30, 2023.
(3)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholders of the Registrant of up to 1,612,903 shares of common stock to be issued as an indirect primary offering to the Selling Stockholders pursuant to a Closing Agreement with TRITON FUNDS LP.
(4)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholders of the Registrant of 92,000 shares of common stock previously issued to the Selling Stockholders pursuant to an Advisory/Investment Banking/Placement Agent Agreement with Vestec Securities, Inc. (Member FINRA/SIPC).
(5)	Resales of shares of Common Stock issuable upon exercise of 800,000 Warrants issued as per engagement letter to our Investment Banker, WallachBeth Capital LLC (Member FINRA/SIPC).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.